Citizens Reports Second Quarter 2022 Financial Results

•Net loss of $3.5 million, or $0.07 per share, compared to net income of $5.0 million, or $0.10 per share, in the second quarter of 2021
•Adjusted operating income of $1.4 million, an improvement compared to adjusted operating income of $0.7 million in the second quarter of 2021
•New products continue to gain traction across both the Life Insurance and Home Service Insurance segments
•Total claims and surrenders continue to improve, declining 8% year-over-year
•General expenses decreased by $1.1 million or 10% year-over-year

AUSTIN, TX – August 4, 2022 – Citizens, Inc. (NYSE: CIA), today reported financial results for the second quarter ended June 30, 2022.

Net loss for the second quarter of 2022 totaled $3.5 million, or $0.07 per fully diluted class A share, compared to net income of $5.0 million, or $0.10 per fully diluted class A share, in the prior year quarter.

Net loss of $3.5 million in the second quarter of 2022 included $5.0 million of pre-tax net investment related losses, primarily driven by fair value changes to the Company’s limited partnership and equity securities investments due to the current inflationary environment and volatile equity markets.

Adjusted operating income, which excludes investment related gains and losses, totaled $1.4 million for the second quarter of 2022, compared to $0.7 million in the second quarter of 2021.

Management Commentary
“I am encouraged by the underlying fundamental strength of our business and ability to advance our strategic growth initiatives, despite industrywide headwinds related to inflation and volatile equity markets,” said Company Vice Chairman and CEO, Gerald W. Shields. “The second quarter highlights the successful implementation and execution of our strategic plan, which has translated to several significant achievements across the organization. Our newly introduced products are delivering strong initial sales across both segments, our retention initiatives continue to drive lower surrender benefits, and our efficiency initiatives continue to reduce operating expenses. We remain confident that continued execution of our strategic plan will drive sustainable growth and long-term shareholder value.”

Second Quarter 2022 Financial Highlights

Total amount of insurance issued for the second quarter of 2022 increased by 51% to $171.1 million compared to the prior year quarter, with contributions from both the Life Insurance and Home Service Insurance segments, reflecting the introduction of new products and continued execution on the Company’s strategy. Average face value per policy issued in the second quarter of 2022 increased by 26% in both the Life Insurance and Home Service Insurance segments, compared to the prior year quarter. Sales of newly introduced products have been strong in both core segments and continue to gain momentum, driving 29% and 16% increases in issued applications in the Life Insurance and Home Services Insurance segments, respectively.

Total premium revenue for the second quarter of 2022 decreased 1%, compared to the same year-ago period, to $42.2 million, on lower renewal premiums in both segments and lower first year premiums in the Home Service Insurance segment.

First year premiums for the second quarter of 2022 were $4.2 million, compared to $4.4 million in the same year-ago period, due to lower first year premiums in the Home Services segment. The Company believes the decrease was primarily related to changes in our business mix, resulting from new product introductions, some of which have lower costs to policyholders than legacy products. First year premiums increased in the Life Insurance segment due to strategic sales campaigns and strong sales of a new international whole life product.

Renewal premiums for the second quarter of 2022 decreased less than 1%, compared to the same year-ago period, to $38.0 million, on slight decreases in both segments.

Total claims and surrenders benefits for the second quarter of 2022 decreased 8%, compared to the same year-ago period, driven by decreases in death claim benefits and surrenders. Overall, death claim benefits decreased 10%, or $0.6 million, primarily due to a lower volume of reported death claims, including COVID-19 related deaths, and lower average death claim amounts. Surrender benefits continued to improve due to strategic retention initiatives, decreasing by 14%, or $1.9 million.

General expenses for the second quarter of 2022 decreased by $1.1 million, or 10% year-over-year, driven by lower employee benefit costs associated with self-insured health benefits.

Second Quarter 2022 Segment Performance and Highlights

Life Insurance
Overall premium revenue in the Life Insurance segment for the second quarter of 2022 decreased by 1%, compared to the same year-ago period, as strong first year premiums were more than offset by lower renewal premiums.

First year premiums for the second quarter of 2022 increased by 2%, compared to the same year-ago period. The increase in first year premiums was primarily related to the successful launch of the Company’s new international whole life product, Whole Life 360TM.

Strong sales of the Whole Life 360 product positively impacted the amount of insurance issued and number of policies issued, which increased by 68% and 29%, respectively.

Renewal premiums for the second quarter of 2022 decreased 1%, compared to the same year-ago period. The Company believes the decrease in renewal premiums was primarily related to higher matured endowments, which were expected, and lower credit life and A&H sales, domestically.

Total claims and surrenders benefits for the second quarter of 2022 declined 8% year-over-year, driven by lower volumes of death claims and surrenders, partially offset by higher matured endowments. Policy surrenders decreased 17%, compared to the same year ago period, driven by the Company’s strategic policy initiatives aimed at reducing early withdrawals. Death claims decreased 18%, compared to the prior year period, which was negatively impacted by elevated claims, including COVID-19 related deaths.

Home Service Insurance
Total premium revenue in the Home Service Insurance segment for the second quarter of 2022 decreased 2%, compared to the prior year quarter. We believe the decrease is associated with the change in the Company’s business mix as new product offerings including, Security Plan Plus™ and Critical Illness are introduced into the market.

First year premiums for the second quarter of 2022 were $1.4 million, compared to $1.7 million in the prior year quarter. The decline in first year premiums was driven by continued risk-based curtailments of property insurance premium revenues and lower life insurance premium revenues. The Company believes the decrease in life premiums is primarily related to the aforementioned changes in our business mix, and to a lesser extent, difficult comparison to the prior year period, which was a strong selling period due to government stimulus and assistance programs. Despite the overall decline in first year premiums, life insurance issued increased by $18 million, or 32%.

Renewal premiums for the second quarter of 2022 of $11.0 million were flat, compared to the prior year period, driven by lower life insurance premiums that more than offset year-over-year increases in property premiums, which resulted from higher rates.

Total claims and surrenders benefits for the second quarter of 2022 decreased 4%, compared to the same year-ago period. The decrease was driven by a lower volume of reported death claims, including COVID-19 reported claims, lower matured endowment benefits, and lower property claims, partially offset by higher surrenders.

Investments
Net investment income for the second quarter of 2022 was $15.9 million, an improvement compared to $15.3 million in the prior year period. The increase in net investment income was driven by higher income from limited partnerships, and fixed maturity securities, partially offset by higher investment expense, compared to the second quarter of 2021.The average pre-tax yield on the investment portfolio was 4.25%, an improvement compared to 4.22% in the prior year period.

The Company invests the vast majority of total investments into fixed maturity securities. We reported a pre-tax net unrealized loss of $125.4 million on our available-for-sale securities at June 30, 2022. This compares to net unrealized gains of $142.1 million at June 30, 2021, with the year-over-year decrease primarily driven by higher interest rates.

The carrying value of the Company’s fixed maturity securities investment portfolio at June 30, 2022 was $1.2 billion compared to $1.4 billion at March 31, 2022. This decline reflects the impact of interest rate sensitivity on the fair value of fixed maturity securities.

Investment related gains (losses), net
Investment related losses in the second quarter of 2022 were $5.0 million, compared to a $4.9 million gain in the second quarter of 2021. The losses are primarily due to the inflationary environment and volatility in equity markets, which resulted in fair value changes to the Company’s limited partnership and equity securities investments.

Book Value
As of June 30, 2022, book value per Class A common share, including Accumulated Other Comprehensive Income (AOCI), was $1.52, compared to $5.42 in the prior year period the year-over-year decrease was primarily driven by higher interest rates.

Book value per Class A common share, excluding AOCI, was $3.97 for the second quarter 2022, or a 19% increase from the prior-year period.

About Citizens, Inc
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. dollar denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S. For more information, visit www.citizensinc.com.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Operating Income
Adjusted Operating Income is a non-GAAP measure that is computed as pre-tax GAAP operating income, excluding net investment related gains (losses). Management believes that this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes that the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

For the periods ended as of	Three months ended June 30		Six months ended June 30
(In thousands, except share data)	2022	2021	2022	2021

Balance sheet data
Total assets	$1,618,945	1,814,001	$1,618,945	1,814,001
Total liabilities	1,542,706	1,544,876	1,542,706	1,544,876
Total stockholders' equity	76,239	269,125	76,239	269,125
Life insurance in force	4,218,214	4,151,475	4,218,214	4,151,475

Net income (loss) items
Insurance premiums	$42,224	42,826	$81,588	81,858
Net investment income	15,892	15,320	31,379	30,564
Investment related gains (losses)	(5,016)	4,859	(5,598)	5,151
Total Revenues	53,734	63,558	109,091	119,041

Claims and Surrenders	27,097	29,296	55,531	59,885
Other general expenses	10,400	11,503	21,430	22,885
Total benefits and expenses	57,363	57,958	113,694	116,189

Income (loss) before federal income tax	(3,629)	5,600	(4,603)	2,852
Federal income tax benefit	81	578	278	1,403
Net income (loss)	(3,548)	5,022	(4,881)	1,449

Per share data
Book value per share	1.52	5.42	1.52	5.42
Basic and diluted earnings (loss) per
share of Class A common stock	(0.07)	0.10	(0.10)	0.03

Definition of Reported Segments
The Company operates in two business segments as detailed below.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents, located principally in Latin America and the Pacific Rim. These products are sold through independent marketing consultants. A new whole life product was introduced in Florida in 2021.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance and property insurance policies marketed to middle- and lower-income households, and whole life products with higher face values, in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

For the periods ended as of	Three months ended June 30		Six months ended June 30
(In thousands, except share data)	2022	2021	2022	2021

LIFE INSURANCE SEGMENT
Total assets	$1,209,055	1,370,932	$1,209,055	1,370,932
Net income (loss) items
Insurance premiums	29,834	30,138	56,765	57,201
Net investment income	12,347	11,879	24,318	23,477
Investment related gains (losses)	(3,984)	4,644	(4,277)	4,536
Total revenues	38,830	47,214	78,527	86,680

Claims and surrenders	21,568	23,531	43,026	46,801
Total benefits and expenses	41,193	40,087	79,860	79,659

Income (loss) before federal income tax	(2,363)	7,127	(1,333)	7,021

HOME SERVICE INSURANCE SEGMENT
Total assets	$355,732	390,280	$355,732	390,280
Net income (loss) items
Insurance premiums	12,390	12,688	24,823	24,657
Net investment income	3,283	3,243	6,527	6,588
Investment related gains (losses)	(925)	206	(1,167)	429
Total revenues	14,749	16,137	30,184	31,676

Claims and surrenders	5,529	5,765	12,505	13,084
Total benefits and expenses	14,643	15,599	31,318	31,896

Income (loss) before federal income tax	106	538	(1,134)	(220)

GAAP to Non-GAAP Reconciliation

Reconciliation of Adjusted Income (Loss) Before Federal Income Tax

	Three months ended June 30		Six months ended June 30
For the periods ended as of
Unaudited (thousands of dollars)	2022	2021	2022	2021

Adjusted Operating Income
Income (loss) before federal income tax	$(3,629)	5,600	$(4,603)	2,852
Less:
Excluded investment related gains (losses)	(5,016)	4,859	(5,598)	5,151
Total adjustments	(5,016)	4,859	(5,598)	5,151

Adjusted income (loss) before federal income tax	$1,387	741	$995	(2,299)

Reconciliation of Book Value per Class A Common Share

	As of June 30,
Unaudited (thousands of dollars, except share data)	2022	2021

Stockholders’ equity
Stockholders’ equity, including AOCI	$76,239	269,125
AOCI	(122,948)	103,885
Stockholders’ equity, excluding AOCI	$199,187	165,240

Book value
Book value, including AOCI	$1.52	5.42
Per share impact of AOCI	(2.45)	2.09
Book value, excluding AOCI	$3.97	3.33

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. You should be aware that factors not referred to herein could affect the accuracy of our forward-looking statements and use caution and common sense when considering our forward-looking statements.

Contact Information

Investors
Matthew Hausch and Matt Glover
Gateway Group, Inc.
(949) 574-3860
CIA@gatewayir.com